Exhibit 99.1

Eyenovia confirms expanded MicroProst Phase III indication to enroll broad patient population for IOP lowering

Expanded, more efficient development aimed at maximizing MicroProst's program value

New York, NY – February 13, 2019 – Eyenovia, Inc. (NASDAQ: EYEN), a clinical stage ophthalmic biopharmaceutical company developing a pipeline of microdose therapeutics utilizing its patented piezo-print delivery technology, today confirmed a broad patient population for its Phase III MicroProst program (microdose latanoprost with Optejet™ delivery) for the lowering of intraocular pressure (IOP). Following discussions with the U.S. Food and Drug Administration (FDA), the study population will include chronic angle closure glaucoma (CACG), as well as open angle glaucoma (OAG) and ocular hypertension (OHT) patients, representing a total addressable population of approximately 4 million in the United States. As anticipated, the Phase III program will be optimized to consist of a single MicroProst Phase III trial and supplemented with existing data on latanoprost for IOP lowering.

"We believe that our MicroProst study will include one of the broadest patient populations in glaucoma drug development to date. If approved, MicroProst could have one of the widest indications of commercially available IOP-lowering therapies, as well as represent the first FDA-approved drug specifically indicated for chronic angle closure glaucoma," commented Dr. Sean Ianchulev, Eyenovia’s Chief Executive Officer and Chief Medical Officer. "Based on the results of our earlier Phase II trial for IOP lowering, we believe that MicroProst may achieve similar clinical efficacy with improved tolerability versus latanoprost administered in drop form, which can overdose the eye with potentially harmful preservatives and active ingredient."

“Together, open angle glaucoma and ocular hypertension represent a larger patient population in the United States compared to chronic angle closure glaucoma. Having an FDA-approved drug with all three conditions specified in the label means that patients who are currently prescribed or are candidates for prostaglandin therapy may have the option for next-generation, smart, micro-dose delivery,” said Shan Lin, M.D., Glaucoma Specialist at the Glaucoma Center of San Francisco. “MicroProst may open up possibilities for patients who cannot use current eyedropper treatments due to intolerance to high-volume drug and preservative, inability to correctly instill eye drops, or poor compliance.”

About Eyenovia

Eyenovia, Inc. (NASDAQ: EYEN) is a clinical stage ophthalmic biopharmaceutical company developing a pipeline of microdose therapeutics utilizing its patented piezo-print delivery technology. Eyenovia’s pipeline is currently focused on the late-stage development of microdosed medications for mydriasis, myopia progression, glaucoma, and other eye diseases. For more Information please visit www.eyenoviabio.com.

About MicroProst for Glaucoma

MicroProst is Eyenovia's proprietary latanoprost formulation product candidate, which is being developed as a first-line treatment for the reduction of IOP in patients with Chronic Angle Closure Glaucoma (CACG), as well as Ocular Hypertension (OHT) and Primary Open Angle Glaucoma (POAG).

Updated Plan
Study Population	CACG, OHT and POAG
Phase III Program Enrollment	Single Phase III trial
Sample Size	N250
Primary Phase III Endpoint	IOP lowering from baseline through 3 months
Total Addressable U.S. Population	Approximately 4 million

Feasibility Dose-Finding Studies: MicroProst Phase II PG21

Upcoming Milestone: MicroProst Phase III Trial First Patient In H1 2019

About MicroPine for Progressive Myopia

MicroPine is Eyenovia's first-in-class topical treatment for progressive myopia, a back-of-the-eye disease. Progressive myopia is estimated to affect close to 5 million patients in the United States who suffer from uncontrolled axial elongation of the sclera leading to increasing levels of myopia and in some cases major pathologic changes such as retinal atrophy, macular staphylomas, retinal detachment and visual impairment. Early dose finding studies by collaborative academic groups have demonstrated high therapeutic potential with low dose atropine which can reduce myopia progression by 60–70% with a sustained effect through three years. A recent therapeutic evidence assessment and review by the American Academy of Ophthalmology indicates Level 1 (highest) evidence of efficacy for the role of low dose atropine for progressive myopia (Ophthalmology 2017;124:1857-1866; Ophthalmology 2016; 123(2) 391:399).

Feasibility Dose-finding atropine Studies: ATOM 1; ATOM 2 (Independent Collaborative Group Trials)

Upcoming Milestone: MicroPine Phase III Trial First Patient In H1 2019

About MicroStat for Mydriasis

MicroStat is Eyenovia's first-in-class fixed-combination micro-formulation product (phenylephrine-tropicamide) candidate for pharmacologic mydriasis (eye dilation), which is targeted to address the growing needs of the estimated 80 million office-based comprehensive and diabetic eye exams performed every year in the United States, as well as the estimated 4 million pharmacologic mydriasis applications for cataract surgery. We are developing MicroStat to help improve efficacy, usability and tolerability of pharmacologic mydriasis.

Feasibility Dose-finding Studies: MicroStat Ph I/II; MicroStat Ph II

Registration Studies: MicroStat MIST-1 Phase III

Upcoming Milestone: MicroStat MIST-2 Phase III Results H1 2019; NDA Filing Q1 2020

About MicroTears OTC for Dry Eye

MicroTears is a micro-droplet ocular surface tear replenishment product candidate for the estimated $2 billion+ (200 million units) global annual OTC artificial tear market.

Upcoming Milestone: OTC Registration H1 2019

About OpteJet and MicroRx Ocular Therapeutics

Eyenovia's OpteJet microdose formulation and delivery platform for ocular therapeutics uses high-precision piezo-print technology to deliver 6 – 8 μL of drug, consistent with the capacity of the tear film of the eye. We believe the volume of ophthalmic solution administered with the OpteJet is less than 75% of that delivered using conventional eyedroppers, thus reducing overdosing and exposure to drug and preservatives. Eyenovia's patented microfluidic ejection technology is designed for gentle ocular surface delivery in less than 80 milliseconds, beating the ocular blink reflex. The OpteJet's targeted delivery system has demonstrated 85% topical delivery efficacy compared to 40-50% with the conventional eyedropper, and its smart electronics and mobile e-health technology are designed to track and enhance patient compliance.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: risks involved in clinical trials, including, but not limited to, the initiation, timing, progress and results of such trials; the timing and our ability to submit applications for, and obtain and maintain regulatory approvals for, our product candidates, and to raise money, including in light of U.S. government shut-downs; our ability to develop and implement commercialization, marketing and manufacturing capabilities and strategies; the potential advantages of our product candidates; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; intellectual property risks; the impact of government laws and regulations; and our competitive position. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Company Contact:

Eyenovia, Inc.

John Gandolfo

Chief Financial Officer

jgandolfo@eyenoviabio.com

Investor Contact:

Tram Bui / Alexander Lobo

The Ruth Group

646-536-7035/7037

tbui@theruthgroup.com / alobo@theruthgroup.com

Media Contact:

The Ruth Group

Kirsten Thomas

508-280-6592

kthomas@theruthgroup.com